Exhibit 10.6.6g

PERFORMANCE SHARE AWARD AGREEMENT
THIS AWARD AGREEMENT is made and entered into as of _________________ (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and _________________ (“Employee”).
BACKGROUND

A.
The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan (the “Plan”), pursuant to which Performance Share Awards and Dividend Equivalent Awards may be granted to employees of the Company and its subsidiaries.

B.	The Company desires to grant to Employee Performance Shares and Dividend Equivalents under the terms of the Plan.

C.	Pursuant to the Plan, the Company and Employee agree as follows:
AGREEMENT

1.
Grant of Award. Pursuant to action of the Committee, which was taken on the Date of Grant, the Company grants to Employee ____________ (____) Performance Shares and related Dividend Equivalents. The Performance Shares granted under this Section 1 are referred to in this Award Agreement as the “Base Grant.”

2.
Award Subject to Plan. This Performance Share Award and the related Dividend Equivalent Award are granted under and are expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.

3.	Performance Period. The Performance Period for this Award begins January 1, _____, and ends December 31, _____.

4.	Payment and Vesting.

(a)
Performance Shares Payable In Stock. As soon as practicable in the fiscal year immediately following the end of the Performance Period, the Company will determine (i) the Company’s Total Shareholder Return (as defined herein) as compared to the Total Shareholder Return of the companies in the S&P 1500 Super Composite Electric Utility Index (the “Growth Index”) over the Performance Period and (ii) the Company’s Average Performance with respect to the Performance Metrics (as defined herein). The Company then will deliver to Employee one (1) share of the Company’s Stock for each then-outstanding Performance Share under this Award Agreement, subject to adjustment pursuant to Section 5 below. The Company anticipates that the Stock payout, if any, related to the Company’s Total Shareholder Return will be made by _________. The Company anticipates that the Stock payout, if any, related to the Performance Metrics will be made by __________ and in no event will such Stock payout be made later than ___________.

(b)	Normal or Early Retirement, Death or Disability; Late Career Recipient.
(i) Provided that Employee either qualifies for “Early Retirement” or “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan (the “Retirement Plan”), or is a Late Career Recipient (as defined below), in the case of Employee’s death or Disability,

Employee shall be deemed to have been employed by the Company through the end of the Performance Period and Employee (or his or her estate) will receive the Stock, if any, to which Employee is entitled at the time specified in Section 4(a).
(ii) In the case of Employee’s Termination of Employment during the Performance Period which constitutes an Early Retirement or a Normal Retirement under the Retirement Plan, Employee shall be deemed to have been employed by the Company through the end of the Performance Period and Employee (or his or her estate) will receive the Stock, if any, to which Employee is entitled at the time specified in Section 4(a).
(iii) If, at the time of Employee’s death, Disability or retirement Employee has reached sixty (60) years of age and has been credited with at least five (5) Years of Service, as defined under the Retirement Plan, and does not otherwise meet the criteria for Early Retirement or Normal Retirement under the Retirement Plan, Employee shall be treated for purposes of this Agreement as a “Late Career Recipient”. Upon a Late Career Recipient’s retirement during the Performance Period, Employee will receive a straight prorated payout of the number of Performance Shares calculated in accordance with Section 5 based on the number of days Employee was employed during the Performance Period. Upon a Late Career Recipient’s retirement following the end of the Performance Period, Employee will receive a payout of the number of Performance Shares calculated in accordance with Section 5. No fractional Stock shall be issued. If the Stock payout results in a fractional share of one-half or greater, such fraction will be increased to provide for the issuance of a full share of Stock. Employee will receive the Stock, if any, to which Employee is entitled at the time specified in Section 4(a).

(c)
Termination Without Cause. In the event Employee’s employment is terminated by the Company without cause, the Chief Executive Officer (“CEO”) of the Company may determine in his discretion if, to what extent, and when any unvested portion of the Performance Shares granted under this Agreement should vest; provided, however, that (i) any vesting of unvested Performance Shares granted under this Agreement pursuant to this Section 4(c) shall be approved by the Committee, and (ii) nothing herein shall obligate the CEO to exercise his discretion to cause any unvested Performance Shares to vest.

(d)
Termination For Cause. Notwithstanding any other provision in this Section 4, in the event Employee is terminated for Cause, then regardless of Employee’s retirement, Early Retirement, Normal Retirement, death or Disability, Employee shall forfeit the right to receive any Stock hereunder that Employee would otherwise be entitled to receive following his or her date of termination. For purposes only of this Section 4(d), “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the CEO reflects adversely on the business or reputation of the Company or any of its subsidiaries or negatively affects any of the Company’s or any of its subsidiaries’ employees or customers.

(e)	Disability. “Disability” has the meaning set forth for such term in the Retirement Plan.

(f)
Dividend Equivalents. In satisfaction of the Dividend Equivalents Award made pursuant to Section 1, at the time of the Company’s delivery of Stock to Employee pursuant to this Section 4, the Company also will deliver to Employee fully transferrable shares of Stock equal in value to the amount of dividends, if any, that Employee would have received if Employee had directly owned the Stock to which the Performance Shares relate from the Date of Grant to the date of the Stock payout, plus interest on such amount at the rate of 5 percent compounded quarterly, as determined pursuant to the Plan. The number of shares of Stock distributed to Employee will be determined by dividing the amount of the Dividend Equivalents and interest by the Fair Market Value of one share of Stock as of the applicable date of the Stock payout. No fractional Stock shall be issued. If the Stock payout results in a fractional share of one-half or greater, such fraction will be increased to provide for the issuance of a full share of Stock.

(g)
Impact on Retirement Plans. The value of the shares of Stock distributed upon payment for the Performance Shares and Dividend Equivalents will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.

5.
Performance Criteria and Adjustments. Fifty percent (50%) of the Performance Shares awarded under this Award Agreement will be determined pursuant to Section 5(a) and fifty percent (50%) of the Performance Shares awarded under this Award Agreement will be determined pursuant to Section 5(b). In no event will Employee be entitled to receive a number of Performance Shares pursuant to this Award Agreement greater than 2.0 times the Base Grant.

(a)
Adjustment of Base Grant for Total Shareholder Return. Fifty percent (50%) of the Base Grant will increase or decrease based upon the Company’s “Total Shareholder Return” as compared to the Total Shareholder Return of the companies in the Growth Index during the Performance Period, as follows:

If the Company’s Total Shareholder Return Over The Performance Period As Compared to the Total Shareholder Return of the Companies in the Growth Index is:	The Number of Performance Shares will be:
90th Percentile or greater	1.0 X Base Grant
75th Percentile	.75 X Base Grant
50th Percentile	0.5 X Base Grant
25th Percentile	0.25 X Base Grant
Less than 25th Percentile	None
If intermediate percentiles are achieved, the number of Performance Shares awarded will be prorated (partial shares will be rounded down to the nearest whole share when applicable). For example, if the Company’s Total Shareholder Return during the Performance Period places the Company’s performance in the 60th percentile, then the number of Performance Shares would be increased to 0.60 (0.5 X 60/50) multiplied by the Base Grant. In no event will Employee be entitled to receive a number of Performance Shares pursuant to this Subsection 5(a) greater than 1.0 times the Base Grant.

(b)
Adjustment of Base Grant for Performance Metrics. Fifty percent (50%) of the Base Grant will increase or decrease based upon the Company’s “Average Performance” with respect to the “Performance Metrics,” as follows:

If the Company’s Average Performance is:	The Number of Performance Shares will be:
90th Percentile or greater	1.0 X Base Grant
75th Percentile	.75 X Base Grant
50th Percentile	0.5 X Base Grant
25th Percentile	0.25 X Base Grant
Less than 25th Percentile	None

If intermediate percentiles are achieved, the number of Performance Shares awarded pursuant to this Subsection 5(b) will be prorated (partial shares will be rounded down to the nearest whole share when applicable). For example, if the Company’s Average Performance during the Performance Period places the Company’s performance in the 60th percentile, then the number of Performance Shares would be increased to .60 (0.5 X 60/50) multiplied by the Base Grant. In no event will Employee be entitled to receive a number of Performance Shares pursuant to this Subsection (b) greater than 1.0 times the Base Grant.

6.	Definitions.

(a)
Performance Metrics. The “Performance Metrics” for the Performance Period are: (i) the System Average Interruption Frequency Index (Major Events Excluded) (“SAIFI”); (ii) Arizona Public Service Company’s customer to employee improvement ratio; (iii) the OSHA rate (All Incident Injury Rate); (iv) nuclear capacity factor; and (v) coal capacity factor.

(1)
With respect to the Performance Metric described in clause (i) of this Subsection 6(a), the Edison Electric Institute (“EEI”) will provide data on an annual basis regarding the SAIFI result of the participating companies; the Company will calculate its SAIFI result for the year in question and determine its percentile ranking based on the information provided by EEI.

(2)
With respect to the Performance Metric described in clause (ii) of this Subsection 6(a), SNL, an independent third party data system, will provide data on an annual basis regarding the customer and employee counts; the Company will use its customer and employee counts for the year in question and determine its percentile ranking based on the information provided by SNL. Only those companies whose customers and employees were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(3)
With respect to the Performance Metric described in clause (iii) of this Subsection 6(a), EEI will provide data on an annual basis regarding the OSHA rate of the participating companies; the Company will calculate its OSHA rate for the year in question and determine its percentile ranking based on the information provided by EEI.

(4)
With respect to the Performance Metric described in clause (iv) of this Subsection 6(a), SNL will provide data on an annual basis regarding the nuclear capacity factors of the participating nuclear plants; the Company will calculate its nuclear capacity factor for the year in question and determine its percentile ranking based on the information provided by SNL. Only those plants that were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(5)
With respect to the Performance Metric described in clause (v) of this Subsection 6(a), SNL will provide data on an annual basis regarding the coal capacity factors of the participating coal plants; the Company will calculate its coal capacity factor for the year in question and determine its percentile ranking based on the information provided by SNL. Only those plants that were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(6)
The Company’s percentile ranking during the Performance Period for each Performance Metric will be the average of the Company’s percentile ranking for each Performance Metric during each of the three years of the Performance Period (each, an “Average Performance Metric”); provided, however, that if the third year of a Performance Metric is not calculable by December 15 of the following year, the Performance Metric shall consist of the three most recent years for which such

Performance Metric is calculable. The Company’s “Average Performance,” for purposes of determining any Base Grant adjustments pursuant to Subsection 5(b) above will be the average of the Average Performance Metrics. If only quartile, rather than percentile, rankings are available for a particular Performance Metric, the Average Performance Metric for any such Performance Metric shall be expressed as a percentile. For example, if the Performance Metric was in the top quartile for two Performance Periods and in the lowest quartile in the other Performance Period, the average of these quartiles would be 3 (the average of 4, 4, and 1) and the Average Performance Metric would be the 75th percentile (3 /4). The calculations in this Subsection 6(a)(6) will be verified by the Company’s internal auditors.

(7)
If either EEI or SNL discontinues providing the data specified above, the Committee shall select a data source that, in the Committee’s judgment, will provide data most comparable to the data provided by EEI or SNL, as the case may be.

(b)
Total Shareholder Return. “Total Shareholder Return” for the Performance Period is the measure of a company’s stock price appreciation plus any dividends paid during the Performance Period. Only those companies that were included in the Growth Index in each of the years of the Performance Period will be considered. Total Shareholder Return for the Company and the companies in the Growth Index will be determined using the Daily Comparative Return as calculated by Bloomberg (or other independent third party data system). If the Growth Index is discontinued, the Committee shall select the most comparable index then in use for the sector comparison. In addition, if the sector comparison is no longer representative of the Company’s industry or business, the Committee shall replace the Growth Index with the most representative index then in use. Once the Total Shareholder Returns of the Company and all relevant companies in the Growth Index have been determined, the member companies will be ranked from greatest to least. Percentiles will be calculated (interpolated from 0% to 100%) based on a company’s relative ranking. Percentiles will be carried out to one (1) decimal place. If the Company is not in the Growth Index, then its percentile will be interpolated between the companies listed in the relative ranking. These calculations will be verified by the Company’s internal auditors.

7.
Termination of Award. This Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer employed by the Company or any of its subsidiaries, whether due to voluntary or involuntary termination, death, retirement, Disability, or otherwise, except as specifically set forth in Section 4 above or in Article 15 of the Plan. Employee will, however, be entitled to receive any Stock and Dividend Equivalents payable under Section 4 of this Award Agreement if Employee’s employment terminates after the end of the Performance Period but before Employee’s receipt of such Stock and Dividend Equivalents.

8.
Section 409A Compliance. If the Company concludes, in the exercise of its discretion, that this Award is subject to Section 409A of the Code, the Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with Section 409A. If the Company concludes, in the exercise of its discretion, that this Award is not subject to Section 409A, but, instead, is eligible for the short-term deferral exception to the requirements of Section 409A, the Plan and this Award Agreement shall be administered to comply with the requirements of the short-term deferral exception to the requirements of Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with the requirements of such exception. In either event, Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement other than the tax withholding election described in Section 9.

9.
Tax Withholding. Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award. Employee shall pay any and all Taxes due in connection with a payout of Stock hereunder by check or by having the Company withhold shares of Stock from such payout. No later than _________, Employee must elect, on the election form attached hereto, how Employee will satisfy the tax obligations upon a payout. In the absence of a timely election by Employee, Employee’s tax withholding obligation will be satisfied through the Company’s withholding of shares of Stock as set forth above.

10.
Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its subsidiaries to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its subsidiaries.

11.
Confidentiality. During Employee’s employment and after termination thereof, for any reason, Employee agrees that Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or any of its Affiliates any Confidential Information (as hereinafter defined), whether prepared by Employee or not; provided, however, that during the term of Employee’s employment, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Employee in connection with the performance of Employee’s job duties to persons who are authorized to receive such information by the Company or its Affiliates. Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that it may seek an appropriate protective order.

Employee agrees that all Confidential Information of the Company and its Affiliates (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its Affiliates (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. For purposes of this Section 11, the term “Confidential Information” shall mean and include any information disclosed to Employee any time during Employee’s employment with the Company or its Affiliates or thereafter which is not generally known to the public, including, but not limited to, information concerning the Company’s or its Affiliates’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.

12.	Restrictive Covenants.

(a)
Non-Competition.  Employee agrees that for a period of 12 months following any Termination of Employment voluntarily by Employee (other than due to Disability),  Employee shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner (ownership of less than 5% of the outstanding stock of a publicly traded company will not be considered ownership under this provision), co-owner, or otherwise, with any business, corporation, group, entity or individual that is or intends to be engaged in the business activity of supplying electricity in any area of Arizona for which the Company or its Affiliates is authorized to supply electricity.

(b)
Employee Non-Solicitation. Employee agrees that for a period of 12 months following Employee’s Termination of Employment for any reason, Employee will not encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or its Affiliates, or otherwise interfere with the advantageous business relationship of the Company and its Affiliates with their employees.

(c)
[No Pledging or Hedging. Employee agrees that during his or her term of employment, Employee will not pledge, margin, hypothecate, hedge, or otherwise grant an economic interest in any shares of Company stock received by Employee pursuant to this Award (net of shares sold or surrendered to meet tax withholding or exercise requirements). This restriction shall extend to the purchase or creation of any short sales, zero-cost collars, forward sales contracts, puts, calls, options or other derivative securities in respect of any shares of Company stock.]

(d)
Remedies. If Employee fails to comply with Sections 11, 12(a), [or] 12(b), [or 12(c)] in a material respect, the Company may (i) cause any of Employee’s unvested Performance Shares and related Dividend Equivalents to be cancelled and forfeited, (ii) refuse to deliver shares of Stock or cash in exchange for vested Performance Shares or Dividend Equivalents, and/or (iii) pursue any other rights and remedies the Company may have pursuant to this Award Agreement or the Plan at law or in equity including, specifically, injunctive relief.

13.
Clawback. The portion of this Award, if any, that is earned based on the Company’s Total Shareholder Return will be subject to potential forfeiture or recovery to the extent called for by the Company’s Clawback Policy, which is intended to be responsive to the final rules to be issued by the Securities and Exchange Commission and the listing standards to be adopted by the New York Stock Exchange pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Clawback Policy may include such other provisions as the Human Resources Committee of the Board of Directors determines to be necessary or appropriate either to comply with any applicable law or listing standard or in light of Company ethics or other policies and practices. Specific requirements of the Clawback Policy may be adopted and amended at such times as the Human Resources Committee of the Board of Directors determines in its discretion. By accepting this Award, Employee consents and agrees to abide by such Clawback Policy.

14.	Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except as provided in the Plan.

15.
Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan prospectus.

16.
Amendment. Except as provided below, any amendments to this Award Agreement must be made by a written agreement executed by the Company and Employee. The Company may amend this Award Agreement unilaterally, without the consent of Employee, if the change (i) is required by law or regulation, (ii) does not adversely affect in any material way the rights of Employee, or (iii) is required to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code or to comply with the provisions of Section 409A of the Code and applicable regulations or other interpretive authority. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 17.15 of the Plan.

17.
Performance-Based Award. This Award is intended to be a Performance-Based Award if Employee is considered to be a Covered Employee for the tax year of the Company for which the Company claims a related tax deduction.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed, as of the Date of Grant, by an authorized representative of the Company and this Award Agreement has been executed by Employee.
PINNACLE WEST CAPITAL CORPORATION
By: _______________________
Its: _______________________
Date: ______________________

EMPLOYEE
By:________________________
Date: ______________________

Pinnacle West Capital Corporation

PERFORMANCE SHARE AWARD
ELECTION FORM
(applies to Award Agreement dated ___/__/____)

INFORMATION ABOUT YOU
Last	First	Middle Initial	Employee ID#
TAX WITHHOLDING ELECTION

I hereby elect to satisfy any tax withholding obligation associated with my receipt of Stock pursuant to my Performance Share Award in the following form (place an “X” in the “Check” column or in the “Stock” column):

Check (I will write a check for my taxes that are due and deliver it to the Company within one (1) day of the release of the Stock)			Stock (The Company should withhold shares of my Stock to cover my taxes)
__________________________________________ PARTICIPANT NAME (PLEASE PRINT) __________________________________________ PARTICIPANT SIGNATURE			______________________ DATE

IMPORTANT NOTE:    Please complete and return this Election Form to ________ at _______ by __________.